ITEM 77C Matters submitted to a vote of security holders

At a March 16, 2006, Special Meeting of Shareholders of ING VP Convertible Portfolio, a series of ING Variable Products Trust, shareholders were asked to:

1. Approve an Agreement and Plan of Reorganization by and among ING VP Convertible Portfolio and ING Balanced Portfolio, providing for the reorganization of ING VP Convertible Portfolio with and into ING VP Balanced Portfolio.

                                               Shares voted
Proposal             Shares voted for       against or withheld       Shares abstained        Total Shares Voted
--------             ----------------       -------------------       ----------------        ------------------
   1                   673,946.647                9,538.318              32,266.726               715,751.691

2. To transact such other business, not currently contemplated, that may properly come before the Special Meeting, or any adjournment(s) or postponements(s) thereof, in the discretion of the proxies or their substitutes.

                                               Shares voted
Proposal             Shares voted for       against or withheld       Shares abstained        Total Shares Voted
--------             ----------------       -------------------       ----------------        ------------------
   2                   673,946.647                9,538.318              32,266.726               715,751.691